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EXHIBIT 10.13

                              CONSULTING AGREEMENT
                              --------------------

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of August 30, 2001 by and between New Visual Corporation, a Utah corporation (the "Company") and Jack Burstein, an individual ("Burstein").

                                WITNESSETH THAT:
                                ----------------

         WHEREAS, the Company desires to engage Burstein as a consultant for advice regarding the Company's business strategy, organization, business prospects and growth initiatives; and

         WHEREAS, Burstein is willing to provide such services to the Company for a fee; and

         WHEREAS, the parties hereto desire to enter into this Agreement upon the terms and conditions hereinafter set forth, and

         WHEREAS, the persons signing below are duly authorized to do so on behalf of Company and this Agreement is binding upon the Company and Burstein.

         NOW, THEREFORE, in consideration of the premises and the agreements and other consideration contained herein, the sufficiency of which is hereby expressly acknowledged, the parties hereby agree as follows:

         1. SERVICES. Burstein agrees to provide certain consulting services as relates to the Company's strategic planning, organizational structure, business prospects, strategic partnerships, acquisitions and related operational and growth initiatives as requested and when requested by any of the Chairman of the Board, Chief Executive Officer or President of the Company from time to time.

         2. CONSULTING FEES. The Company hereby engages Burstein as its consultant and shall be responsible for, and shall pay in consideration for, such services as an option to purchase Seven Hundred Fifty Thousand (750,000) shares of common stock, par value $0.01 per share, of the Company pursuant to the terms and conditions set forth in that certain Non-Qualified Stock Option Agreement attached hereto as an Exhibit.

         3. TERM. The Term of this Agreement shall commence on the date hereof and continue for a term of one (1) year.

         4. NON-EXCLUSIVE. The consultative and advisory services to be rendered hereunder by Burstein shall be on a non-exclusive basis. Burstein may render to the Company similar and/or dissimilar services that the Company may obtain from any other person, firm or corporation.

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         5. COSTS AND EXPENSES. The Company shall reimburse Burstein for the cost of all reasonable and necessary out of pocket expenses incurred by Burstein in performing his services hereunder within ten (10) days after billing thereof. Fees and expenses in excess of $2,000 shall not be incurred prior to the Company's written approval. The Company shall reimburse Burstein for reasonable legal fees and disbursements incurred in connection with the preparation and execution hereof, up to a maximum of $10,000.

         6. INDEMNIFICATION. The Company will indemnify and hold harmless, Burstein, his employees, agents, and counsel (each an "Indemnified Person") from and against any and all losses, claims, damages, liabilities, and expenses, joint or several or both (including all fees of counsel and expenses in connection with the preparations for or defense of any claim, action or proceeding), caused by or arising out of an Indemnified Person's action pursuant to this Agreement, except such losses, claims, damages, liabilities or expenses as are found in a final judgment of a court of competent jurisdiction to have resulted from an Indemnified Person's willful misconduct or gross negligence. No Indemnified Person shall have any liability to the Company as a result of such claims, damages, or expenses, except for those which a final judgment of a court of competent jurisdiction determines were incurred as a result of such Indemnified Person's willful misconduct or gross misconduct. The Company will promptly notify an Indemnified Person of the assertion against it or any other person of a claim or the commencement of any action or proceeding relating to transactions contemplated by this Agreement. The provisions contained herein relating to indemnification will survive any termination of this Agreement.

         7. NO PARTNERSHIP/NO AGENCY. Neither party to this Agreement is the agent, partner, employee or joint venturer of or with the other. Neither party shall act as any of the above for or on behalf of the other, nor in any manner assume or create any financial or other obligation on behalf of the other.

         8. SEVERABLITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

         9. NOTICES. All notices required or given under or in connection with this Agreement shall be given in writing by addressing the same at the following addresses:

If to Company:                      New Visual Corporation
                                    5920 Friars Road, Suite 104
                                    San Diego, California  92108
                                    Attention: President

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If to Jack D. Burstein:             Jack D. Burstein
                                    701 Brickell Ave., Suite 2500
                                    Miami, Florida 33131
                                    (305) 536-1440 (telephone)
                                    (305) 536-1486 (facsimile)

or at such other addresses which one party from time to time may give the other by written notice and by the mailing of the same by registered or certified mail (return receipt requested), so addressed, postage prepaid, or by delivery of same, toll prepaid, to a telegraph or cable company, or by delivery of the same personally.

         10. OBLIGATIONS EXPRESSED. This Agreement contains the entire understanding of the parties and no other representation, promise or agreement, oral or otherwise, shall be of any force and effect.

         11. MISCELLANEOUS PROVISIONS. The instrument sets forth the entire agreement between the parties hereto and may not be canceled, altered or amended except by an instrument in writing duly executed by both of the parties hereto. No waiver of any breach hereof in any one instance shall be deemed to be a waiver of any term or condition. This Agreement shall be construed and governed in accordance with the laws of the State of Florida and the parties agree that proper venue shall be in Miami Dade County, Florida. The parties waive trial by jury in the event of any dispute. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year above written.

NEW VISUAL CORPORATION


By: /s/ Ray Willenberg
Name: Ray Willenberg
Title:  CEO

JACK D. BURSTEIN


/s/ Jack D. Burstein
Jack D. Burstein